Filed in the Office of	Business Number E22088812022-7
[signature]	Filing Number 20233330900
Secretary of State State Of Nevada	Filed On 7/5/2023 1:57:00 PM
	Number of Pages 2

FRANCISCO V. AGUILAR
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☐ Certificate of Designation
☐ Certificate of Amendment to Designation - Before Issuance of Class or Series
☒ Certificate of Amendment to Designation - After Issuance of Class or Series
☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: Northann Corp. Entity or Nevada Business Identification Number (NVID): NV20222410777
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing:
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing: Series A Preferred Stock
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☒ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* The second paragraph of the Certificate of Designation of Series A Preferred Stock is hereby amended in its entirety and replaced with the following
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X *[signature]* Signature of Officer Date: 07/05/2023

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF DESIGNATION
OF
NORTHANN CORP.

Northann Corp., a Nevada corporation (the "Corporation"), does hereby certify that:

FIRST: This Certificate of Amendment amends the provisions of the Corporation's, certificate of designation of series A preferred stock as amended (the "Certificate of Designation of Series A Preferred Stock").

SECOND: The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 78.390 of the Nevada Revised Statutes and shall become effective upon filing of this Certificate of Amendment to Certificate of Designation with the Secretary of State of Nevada (the "Effective Time").

THIRD: the second paragraph of the Certificate of Designation of Series A Preferred Stock is hereby amended in its entirety and replaced with the following:

"**RESOLVED,** that, pursuant to Article 3 of the Articles, the Board hereby authorizes the issuance of, and fixes the designation and preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions, of a series of preferred stock of the Corporation consisting of TWENTY MILLION (20,000,000) shares, par value $0.001 per share, to be designated "Series A Preferred Stock" (each such share, a " Series A Preferred Share").

At the Effective Time, every two (2) outstanding Series A Preferred Shares shall without further action by the Corporation or the holder thereof be combined into and automatically become one Series A Preferred Share (the "Reverse Split"); provided, however, no fractional Series A Preferred Share shall be issued in connection with the Reverse Split, and instead, the Corporation shall issue one full share of post-Reverse Split Series A Preferred Share to any stockholder who would have been entitled to receive a fractional Series A Preferred Share as a result of the Reverse Split."

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officers thereunto duly authorized this 5th day of July 2023.

By: ____________________
Name: Lin Li
Title: Chief Executive Officer, President, Chairman of the Board and Director